Exhibit 99.1

Predictive Oncology Inc. Announces New CEO

Minneapolis, March 23 2021 - Predictive Oncology (NASDAQ: POAI), a knowledge-driven company focused on applying artificial intelligence to personalized medicine and drug discovery, is excited to announce today that they have appointed J. Melville (“Mel”) Engle as Chief Executive Officer of the company.

In addition to being named CEO, Mr. Engle will retain his role of Chairman of the Board. Mr. Engle joined POAI’s Board of Directors in October, 2016 and was appointed Chairman of the Board in January, 2020.

Mr. Engle has over 20 years’ experience in leadership roles in both the biotechnology and healthcare industries. He has extensive experience in turning companies around and driving sales. He has served in top level capacities e.g., President, CEO, Director, Chairman of the Board, CFO, Regional Director (North America), Managing Director (Canada) and Senior VP of Sales (US) and has launched hundreds of products. Mr. Engle replaces Dr. Carl I. Schwartz, who has retired.

Mr. Engle was previously the Chief Executive Officer of Engle Strategic Solutions (www.englestrategicsolutions.com) where his practice specialized in consulting and coaching for CEOs and business owners. Prior to starting his consulting practice in 2012, Mr. Engle was CEO, Chief Executive Officer of Thermogenesis, a Nasdaq-listed company. Thermogenesis designed, developed and sold medical devices that enabled the practice of regenerative medicine.

In 2002, Mr. Engle was recruited by Merck KGaA to serve as President and CEO of Dey L.P, a division of Merck. Dey L.P, was a pharmaceutical company focused on the development and commercialization of products for respiratory, allergy and other breathing disorders. Mr. Engle was instrumental in transforming Dey's company strategy from 90% commodity generics to 90% branded products, resulting in consecutive years of significant growth. During Mr. Engle's tenure, sales increased from $250 million to over $600 million. Dey L.P. was a cornerstone company with the Merck Generics Group (MGG), a division of Merck KGaA. Mr. Engle was also Regional Director, North America for MGG, and led all of their North American businesses, specifically Dey L.P., Genpharm, Inc. (Canada) and Genpharm, L.P. (U.S.) with total sales of $800 million and 1,200 employees. From 1980 to 1994, Mr. Engle was a senior executive with Allergan, Inc. Allergan marketed branded eye care pharmaceuticals, surgical and diagnostic equipment, dermatological products, and Botox. Mr. Engle played key roles within the organization as CFO, Managing Director, Canada (located in Toronto), Senior Vice President, Latin America/Canada, and Senior Vice President, U.S. Sales.

“We are excited to bring in Mr. Engle’s significant experience in key facets sought by emerging biotech companies. His leadership and expertise in the biopharmaceutical industry, as well as his knowledge of efficient execution strategies will be invaluable,” said Bob Myers, Chief Financial Officer.

“I believe that Predictive Oncology is positioned for success and I look forward to working with our team to achieve its strategic short- and long-term objectives. I am excited about the prospects of making a positive impact in enhancing the value for our stakeholders,” said Mr. Engle.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in cell culture media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement, and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins, and protein complexes.

Forward-Looking Statements

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward- looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Landon Capital

Keith Pinder

(404) 995-6671

kpinder@landoncapital.net